EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED
PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated March 24, 2005, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over the financial reporting, which appears in Vector Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Miami, Florida
November 23, 2005